CONSENT OF SATTERLEE STEPHENS BURKE & BURKE LLP


     We hereby consent to the filing of the form of our opinion to 4health Inc. with the Securities and Exchange Commission (the "SEC"), as an exhibit to Surgical Technologies, Inc.'s Registration Statement No. 333-3243 on Form S-4 originally filed by Surgical Technologies, Inc. with the SEC on May 7, 1996 (the "Registration Statement") and to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus constituting a part thereof in the sections captioned "SUMMARY," "TAX CONSEQUENCES" and "VALIDITY OF NEW COMMON STOCK AND WARRANTS".



/s/ Satterlee Stephens Burke & Burke LLP



SATTERLEE STEPHENS BURKE & BURKE LLP